SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Rutland Square Trust II

(Name of Registrant as Specified In Its Charter)

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Information Statement Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes.*

The enclosed Information Statement provides important information regarding a new manager that has been appointed to one of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of the agreement with the new manager, which was selected by Strategic Advisers LLC, which is the adviser to the Strategic Advisers Funds and provides discretionary investment management services to the Fidelity managed account program. These changes may provide your account with additional benefits, such as increased manager diversification, and help to ensure that the Fund can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you.

*     You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

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IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT.

The Information Statement is available at www.proxyvote.com/proxy.

STRATEGIC ADVISERS® LARGE CAP FUND
(THE FUND)

A SERIES OF

FIDELITY RUTLAND SQUARE TRUST II
245 SUMMER STREET
BOSTON, MASSACHUSETTS 02210
1-800-544-3455

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® Large Cap Fund (the Fund), a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.

This Information Statement is being mailed on or about February 6, 2023, to shareholders of record as of January 6, 2023. This Information Statement is intended to inform you that a new sub-adviser has been appointed to your fund. No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.

The information contained in this Information Statement relates to the Trustees’ approval on December 7, 2022, of a new sub-adviser under a new sub-advisory agreement (the Agreement) with Wellington Management Company LLP (Wellington or New Sub-Adviser).

The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint Wellington as an additional sub-adviser for the Fund, and to discuss the terms of the Agreement. Shares of the Fund are offered exclusively to certain clients of Strategic Advisers or its affiliates and are not available for sale to the general public.

INTRODUCTION

Strategic Advisers is the Fund’s investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers and the Trust by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Fund. Section 15(a) of the Investment Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Fund without a shareholder vote.

Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreement or “interested persons” of any such party (the Independent Trustees), appointed the New Sub-Adviser as an additional sub-adviser to the Fund and approved the Agreement at a meeting on December 7, 2022. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of the New Sub-Adviser under the terms of the Agreement was in the best interest of the Fund and its shareholders.

As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of the Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangements.

MANAGEMENT CONTRACT OF THE FUND

Strategic Advisers, located at 245 Summer Street, Boston, Massachusetts 02210, is the Fund’s investment adviser. Strategic Advisers directs the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations pursuant to a management contract (the Management Contract) for the Fund that was initially approved by the Board, including a majority of the Independent Trustees, on June 3, 2020, and by the initial sole shareholder on November 11, 2020.

The Management Contract was most recently renewed by the Board, including a majority of the Independent Trustees, on September 7, 2022. Strategic Advisers is authorized, in its discretion, to allocate the Fund’s assets pursuant to its investment strategy. In addition, Strategic Advisers or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of the Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining the Fund’s records; maintaining the registration and qualification of the Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. Strategic Advisers or its affiliates also compensate all officers of the Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.

The Fund pays a monthly management fee to Strategic Advisers (the Management Fee). The Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate of 0.25% and the total fees payable monthly to the Fund’s sub-advisers based on each sub-adviser’s allocated portion of the Fund’s average daily net assets throughout the month. The Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage the Fund in the future.

Strategic Advisers has contractually agreed to waive its portion of the Management Fee for the Fund in an amount equal to 0.25% of the Fund’s average daily net assets through September 30, 2025. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of the Fund will not exceed 0.65%.

Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board. The addition of the New Sub-Adviser will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above, for the Fund.

In addition to the New Sub-Adviser, AllianceBernstein L.P. (AllianceBernstein), Aristotle Capital Management, LLC, Brandywine Global Investment Management, LLC, ClariVest Asset Management LLC, D.E. Shaw Investment Management, L.L.C., FIAM LLC (FIAM), Geode Capital Management, LLC (Geode), J.P. Morgan Investment Management Inc. (J.P. Morgan), Loomis, Sayles & Company, L.P., LSV Asset Management, Neuberger Berman Investment Advisers LLC, PineBridge Investments LLC, Principal Global Investors, LLC (Principal), T. Rowe Price Associates, Inc. (T. Rowe Price), FMR Investment Management (UK) Limited (FMR UK), Fidelity Management & Research (Hong Kong) Limited (FMR H.K.), and Fidelity Management & Research (Japan) Limited (FMR Japan) serve as sub-advisers or sub-subadvisers to the Fund.

FIAM, FMR UK, FMR H.K., and FMR Japan are affiliates of Strategic Advisers.

The following tables show Management Fees paid by the Fund to Strategic Advisers and sub-advisory fees paid by Strategic Advisers, on behalf of the Fund, to the Fund’s sub-advisers during the fiscal period ended May 31, 2022.

Fund	Management Fees Paid to Strategic Advisers(1)	Management Fees Paid to Strategic Advisers as a % of Average Net Assets of the Fund(1)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s)(2)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund(2)
Strategic Advisers® Large Cap Fund	$107,964,599	0.18%	$79,828,194	0.13%

(1)	After waivers reducing management fees in the amount of $151,654,438.

(2)	No sub-advisory fees were paid to Geode during the fiscal period ended May 31, 2022.

Fund	Sub-Advisory Fees Paid by Strategic Advisers to FIAM	Sub-Advisory Fees Paid by Strategic Advisers to FIAM as a % of Average Net Assets of the Fund
Strategic Advisers® Large Cap Fund	$28,189,386	0.05%

Differences between the amount of the management fees paid by the Fund to Strategic Advisers and the aggregate amount of the sub-advisory fees paid by Strategic Advisers, on behalf of the Fund, to the sub-advisers, may be due to expense estimates, which are accrued in the period to which they relate and adjusted when actual amounts are known.

SUMMARY OF THE AGREEMENT WITH THE NEW SUB-ADVISER

On December 7, 2022, pursuant to the “managers of managers” arrangement, the Board approved the Agreement with the New Sub-Adviser on behalf of the Fund. Pursuant to the Agreement, the New Sub-Adviser has day-to-day responsibility for choosing investments for the portion of assets of the Fund allocated to it by Strategic Advisers and for voting proxies for the Fund with respect to those investments.

Pursuant to the Agreement, the New Sub-Adviser provides a program of continuous investment management for the portion of the Fund’s assets allocated to it in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the Fund, the Board, or Strategic Advisers may impose. The New Sub-Adviser will vote the Fund’s proxies in accordance with the New Sub-Adviser’s proxy voting policies, as approved by the Board. Strategic Advisers has granted the New Sub-Adviser authority to invest and reinvest the assets of the Fund allocated to it by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. For providing investment management services to its allocated portion of the Fund, Strategic Advisers pays the New Sub-Adviser a monthly asset-based fee out of the Management Fee payable by the Fund.

The Agreement may be terminated on sixty days’ written notice to the New Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by Strategic Advisers. The Agreement is terminable, without penalty, by the New Sub-Adviser upon ninety days’ written notice to Strategic Advisers and the Trust. In addition, the Agreement will terminate in the event of the termination of the Management Contract with respect to the Fund. The Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

INFORMATION ABOUT WELLINGTON

Wellington’s main office is located at 280 Congress Street, Boston, Massachusetts 02210. Wellington is not affiliated with Strategic Advisers.

Investment Process

Wellington’s strategy for the portion of the fund’s assets allocated to it by Strategic Advisers invests in a diversified portfolio of common stocks to produce an overall blended equity portfolio consisting of various types of stocks that the sub-adviser believes offer the potential for capital growth and/or dividend income. Most of the stocks in which the strategy invests are issued by large-capitalization companies. The strategy considers large capitalization companies to be those companies with market capitalizations of more than $5 billion. Some of these companies may be located outside of the United States. The strategy makes market capitalization determinations with respect to a security at the time it purchases such security. In managing the strategy, the sub-adviser allocates the strategy’s assets across a variety of industries, selecting companies in each industry based on the research of a team of global industry analysts. The strategy typically seeks to maintain representation in each major industry represented by broad-based, large-cap U.S. equity indices.

The sub-adviser employs a “bottom-up” approach to selecting securities, emphasizing those that it believes to represent above-average potential for total return, based on fundamental research and analysis.

Directors and Executive Officers

The following are the directors, executive officers, and control persons of Wellington. Unless otherwise noted, the address of each is 280 Congress Street, Boston, Massachusetts 02210.

DIRECTORS AND EXECUTIVE OFFICERS
Name	Position
Jean M. Hynes	Chief Executive Officer
Stephen Klar	President
Gregory S. Konzal	Managing Director, Counsel and Head of Legal, Americas
James S. Peterson	Managing Director and Chief Compliance Officer
Edward J. Steinborn	Senior Managing Director and Chief Financial Officer
CONTROL PERSONS
Name	Relationship
Wellington Investment Advisors Holdings, LLP	Managing Partner of Wellington Management Company LLP
Wellington Group Holdings LLP	Managing Partner of Wellington Investment Advisors Holdings, LLP
Wellington Management Group LLP	Managing Partner of Wellington Group Holdings LLP

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Wellington.

Wellington also acts as investment adviser or sub-adviser to other registered investment companies (or portions thereof) set forth below, which have investment objectives that are similar to the portion of the Fund that may be allocated to Wellington pursuant to the Agreement:

Fund	Assets Under Management as of September 30, 2022
Nationwide Fund	$975,344,139
Northwestern Mutual Large Cap Core Stock Fund	$533,449,704

MATTERS CONSIDERED BY THE BOARD
IN APPROVING THE AGREEMENT

Matters Considered by the Board in Approving the Agreement is included in Appendix A.

MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS

The principal business address of Strategic Advisers, the Fund’s investment adviser, is 245 Summer Street, Boston, Massachusetts, 02210.

The principal business address of Fidelity Distributors Company LLC, the Fund’s principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

BROKERAGE INFORMATION

The following table shows the aggregate amount of commissions paid to any broker or dealer affiliated with the Fund through the fiscal period ended May 31, 2022:

Fund	Broker	Affiliated With	Transaction Initiated by	Commissions	Percentage of Aggregate Brokerage Commissions
Strategic Advisers® Large Cap Fund	FCM	FMR LLC/ Strategic Advisers	AllianceBernstein	$454	0.01%
	Luminex	FMR LLC/ Strategic Advisers	AllianceBernstein	$77	0.00%
	Luminex	FMR LLC/ Strategic Advisers	ClearBridge Investments, LLC(1)	$31	0.00%
	FCM	FMR LLC/ Strategic Advisers	FIAM	$34,312	0.41%
	Luminex	FMR LLC/ Strategic Advisers	FIAM	$7,852	0.09%
	Luminex	FMR LLC/ Strategic Advisers	Invesco Advisors, Inc.(1)	$754	0.01%
	Luminex	FMR LLC/ Strategic Advisers	J.P. Morgan	$9,868	0.12%
	Luminex	FMR LLC/ Strategic Advisers	Principal	$53	0.00%
	Luminex	FMR LLC/ Strategic Advisers	T. Rowe Price	$6,316	0.08%

(1) No longer serves as a sub-adviser to the Fund.

OTHER INFORMATION

Outstanding Shares and Ownership of Shares. The following table shows the number of shares of the Fund that were issued and outstanding as of November 30, 2022:

Fund	Shares Outstanding
Strategic Advisers® Large Cap Fund	5,114,457,595

As of November 30, 2022, the Trustees, Members of the Advisory Board (if any), and officers of the Fund owned, in the aggregate, less than 1% of each class’s total outstanding shares, with respect to the Fund.

To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership with respect to the Fund as of November 30, 2022.

Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.

Annual Report. For a free copy of the Fund’s most recent annual report and semi-annual report, if any, call 1-800-544-3455 or write to Fidelity Distributors Company LLC at 900 Salem Street, Smithfield, Rhode Island 02917. In addition, you may visit Fidelity’s website at www.fidelity.com for a free copy of a prospectus, statement of additional information, annual or semi-annual report, or to request other information.

NOTICE TO BANKS, BROKER-DEALERS
AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust, in care of Fidelity Investments Institutional Operations Company LLC, 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A

MATTERS CONSIDERED BY THE BOARD
IN APPROVING THE AGREEMENT

Strategic Advisers Large Cap Fund

In December 2022, the Board of Trustees, including the Independent Trustees (together, the Board) voted to approve a new sub-advisory agreement among Strategic Advisers LLC (Strategic Advisers), Wellington Management Company LLP (New Sub-Adviser), and Fidelity Rutland Square Trust II (Trust) on behalf of the fund (New Sub-Advisory Agreement) The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information.

In considering whether to approve the New Sub-Advisory Agreement, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of the New Sub-Advisory Agreement is in the best interests of the fund and its shareholders and that the approval of such agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. The Board’s decision to approve the New Sub-Advisory Agreement was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.

Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, the fund’s investment objective, strategies and related investment philosophy, the current sub-adviser line-up, and the structure of the investment personnel compensation programs and whether such structure provides appropriate incentives to act in the best interests of the fund.

Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of the New Sub-Adviser’s investment staff, use of technology, and approach to managing and compensating investment personnel. The Board noted that the New Sub-Adviser’s analysts have extensive resources, tools and capabilities which allow them to conduct sophisticated fundamental and/or quantitative analysis. Additionally, in its deliberations, the Board considered the New Sub-Adviser’s trading capabilities and resources and compliance infrastructure, which are integral parts of the investment management process, and their respective investments in business continuity planning, including in connection with the COVID-19 pandemic.

Shareholder and Administrative Services. The Board considered (i) the nature, extent, quality, and cost of advisory services to be performed by the New Sub-Adviser under the New Sub-Advisory Agreement; and (ii) the resources to be devoted to the fund’s compliance policies and procedures.

Investment Performance. The Board considered the historical investment performance of the New Sub-Adviser and its portfolio managers in managing accounts under a similar investment mandate.

Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under the New Sub-Advisory Agreement should benefit the fund’s shareholders.

Competitiveness of Management Fee and Total Fund Expenses. The Board considered the amount and nature of the fees to be paid by the fund to Strategic Advisers and by Strategic Advisers to the New Sub-Adviser. The Board also considered the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring the New Sub-Adviser.

The Board noted that the New Sub-Advisory Agreement will not result in changes to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its portion of the fund’s management fee. The Board considered that after allocating assets to the New Sub-Adviser, the fund’s management fee is expected to increase but the fund’s total net expenses are expected to decrease, and each is expected to continue to rank below the competitive peer group median reported in the 2022 management contract renewal materials for the fund.

Based on its review, the Board concluded that the fund’s management fee structure and projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.

Costs of the Services and Profitability. Because the New Sub-Advisory Agreement was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic Advisers’ portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve the New Sub-Advisory Agreement.

Potential Fall-Out Benefits. The Board considered that it reviews information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board considered Strategic Advisers’ representation that it does not anticipate that the approval of the New Sub-Advisory Agreement will have a significant impact on the profitability of, or potential fall-out benefits to, Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board considered that it reviews whether there have been economies of scale in connection with the management of the fund during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board noted that the New Sub-Advisory Agreement provides for breakpoints that have the potential to reduce sub-advisory fees paid to the sub-adviser as assets allocated to the sub-adviser grow.

Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board concluded that the New Sub-Advisory Agreement’s fee structure bears a reasonable relationship to the services to be rendered and that the New Sub-Advisory Agreement is in the best interests of the fund and its shareholders and should be approved. In addition, the Board concluded that the approval of the New Sub-Advisory Agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

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Strategic Advisers is a registered service mark of FMR LLC. © 2023 FMR LLC. All rights reserved.

1.9907584.100	RS22Q4-PIS-0223